EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

     We hereby consent to the incorporation by reference into this Registration Statement on Form S-3 of Enterprise Products Partners L.P. and Enterprise Products Operating L.P. of our reserve report dated as of December 31, 2001, which is included in the Current Report on Form 8-K of Enterprise Products Partners L.P. filed with the Securities and Exchange Commission on April 20, 2004. We also consent to the reference to us under the heading of “Experts” in this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas
March 3, 2005